                                                                      Exhibit 12

              PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1991 through 1995
                     and Twelve Months Ended April 30, 1996
                          (in thousands except ratio amounts)

                                           April 30,
                                             1996          1995         1994          1993          1992          1991
                                             ----          ----         ----          ----          ----          ----
Earnings:
Net income from
   continuing operations                   $ 52,600      $ 40,310      $35,506       $37,534      $35,310       $20,552
Income taxes                                 33,486        25,442       21,407        23,427       21,259        11,408
Fixed charges                                35,642        35,651       29,736        26,715       26,246        26,823
                                           --------      --------      -------       -------      -------       -------
  Total Adjusted Earnings                  $121,728      $101,403      $86,649       $87,676      $82,815       $58,783
                                           ========      ========      =======       =======      =======       =======

Fixed Charges:
Interest                                   $ 33,334      $ 33,224      $27,671       $24,870      $24,570       $25,253
Amortization of debt
  expense                                       341           336          334           192          180           259
One-third of rental expense                   1,967         2,091        1,731         1,653        1,496         1,311
                                           --------      --------      -------       -------      -------       -------
    Total Fixed Charges                    $ 35,642      $ 35,651      $29,736       $26,715      $26,246       $26,823
                                           ========      ========      =======       =======      =======       =======

Ratio of Earnings to Fixed
  Charges                                      3.42          2.84         2.91          3.28         3.16          2.19
                                           ========      ========      =======       =======      =======       =======





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